IRREVOCABLE OFFER

THIS IRREVOCABLE OFFER is made on April 1, 2009,

BY:

-
ANTONIO AGUSTÍN GIULIANOTTI, Argentinean, D.N.I. No. 7379817, domiciled in calle Dr. Aparicio 667, 4600 San Salvador de Jujuy, Jujuy Province, on his own name and on behalf of JUAN PABLO GIULIANOTTI, D.N.I. No. 29.707995; CLAUDIA KARINA GIULIANOTTI, D.N.I. No. 23.946342; MARÍA GABRIELA GIULIANOTTI, D.N.I. No. 22.777.383; ABRAHAM ALFREDO CABEZAS , D.N.I. No. 11.256.394 and Mrs. ANA MARÍA IBAÑEZ, D.N.I. No. 6.435.121, pursuant to the general power of attorney n° 736 granted on San Salvador de Jujuy the 20th November 2007 by notary Cesar Ricardo Frias holding the Rergister n° 36 (“Giulianotti”);

and

-	Soltera Mining Corp, a corporation organized under the laws of Nevada and having an office at 1005 – 289 Drake Street, Vancouver, British Columbia, V6B 5Z5 Fax +1 888 768 5552 (“Soltera”);

TO:

-
TNR Gold Corp, a corporation organized under the laws of British Columbia with offices at 620 – 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9, fax (604) 687 4670 and Compañía Minera Solitario S.A., (jointly defined as “TNR”).

Giulianotti, Soltera and TNR are jointly defined as the “Parties”.

WHEREAS:

- Pursuant to an exploration and purchase option contract between Fabio Montanari, an Italian businessman with Passport No. E571059 (“Montanari”) and Giulianotti, dated December 19, 2005 (the “Original Contract”), Montanari was granted a right to acquire a 100% interest in the following mining properties located in the Province of Jujuy, located in Santa Catalina's department: MINA EUREKA, File No. 88G32 and MINA EUREKA SUR, File No. 020G1997; registered on behalf of Giulianotti.

- Pursuant to an option agreement between Fabio Montanari, TNR, and Giulianotti dated March 21, 2007 (the “First Contract”), TNR has a right to acquire a 75% interest in the mining properties described in the preceding paragraph.

- Pursuant to an option agreement between Fabio Montanari, TNR, and Giulianotti dated July 06, 2007 (the “Second Contract”) TNR has a right to acquire a 75% interest in the following mining properties located in the Province of Jujuy, located in Santa Catalina's department: MINA EUREKA, File No. 88G32; MINA EUREKA SUR, File NO. 020G1997; MINA GINO I, File No.125C1995; MINA MASON II, File No. 124C1995; MINA JULIO I, File No. 119C1995; MINA JULIO II, File No. 120C1995 and MINA EUREKA II, File No. 668G2006, which are registered on behalf of Giulianotti (the “Mining Property”).

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- Pursuant to an assignment contract between Montanari and Soltera dated February 25, 2008, the rights of Montanari concerning the Original Contract, the First Contract and the Second Contract were assigned to Soltera. This assignment was approved by TNR and Giulianotti.

The terms and conditions of the agreement that will be formed upon the acceptance of this Irrevocable Offer (the “Agreement”) are the following:

FIRST: The First Contract and the Second Contract will be suspended until December 18th, 2009. The rights and obligations of the Parties under the Original Contract, the First Contract and the Second Contract will be suspended during this period, but these contracts and the rights and obligations thereunder will not be terminated unless the conditions set forth in Clauses Fifth or Sixth are fully complied with.

SECOND: The First Contract and Second Contract will be suspended from the 18th December 2008 until the 18th December 2009, if TNR pays to Giulianotti the amount of USD 60,000 in bimonthly payments of US $10.000, as follows: A first payment of USD 20,000, corresponding to the period December 2008 - 19th March 2009, must be made upon the acceptance of this Irrevocable Offer as set forth below, and four payments, of USD 10,000 each, must be made on or before the 19th day of May, July, September and November 2009. All these payments will be discounted from the Option Payments to be paid by TNR under the Third Contract (and allocated to the price of the title to the Mining Property), if this Contract is not terminated pursuant to Clauses Fifth or Sixth. In the case of a renegotiation of the Third Contract, the Parties will credit this amount to the payments that may be agreed in the renegotiation. All payments must be made by TNR through wire transfer, in Argentine Pesos, at the seller exchange rate of the Banco de la Nación Argentina at the closing of operations of the previous Argentine working day, to the following bank account:

Beneficiary: ANTONIO AGUSTÍN GIULIANOTTI
Account n. 0023104/5
CBU: 0170256140000002310459
Banco Frances
Alvear 998
San Salvador de Jujuy, Jujuy

THIRD: TNR must pay, in addition, the expenses needed to maintain the Mining Property in good standing and the survey into pertenencias (ejecución de mensuras) for the following mines comprised in the Mining Property: MINA EUREKA, File No. 88G32; MINA EUREKA SUR, File NO. 020G1997; MINA GINO I, File No.125C1995; MINA MASON II, File No. 124C1995; MINA JULIO I, File No. 119C1995; MINA JULIO II, File No. 120C1995 and MINA EUREKA II, File No. 668G2006. The expenses shall not exceed 25.000 Argentinean Pesos (“ARS”), and are to be paid for the first half part by May 2009 and for the second half part by August 2009. The mining property canon for the 2009 has already been paid by TNR and shall not be computed in this ARS 25,000 limit.

FOURTH: TNR, within thirty days from the acceptance of this Irrevocable Offer, must release all the technical information about the prospecting done in the Mining Property to Soltera and to Giulianotti listed in Exhibit A, which Soltera and Giulianotti are free to disclose this information to third parties for the purpose described in Clause FIFTH. Upon TNR’s approval, Soltera and Giulianotti may issue press releases making a limited disclosure of the information for the purposes of Clause FIFTH. Soltera and Giulianotti will be free to disclose the aforementioned information in any manner, without limitation, after the termination of the Second Contract and the Third Contract pursuant to Clauses FIFTH or SIXTH.

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FIFTH:  Soltera and Giulianotti will continue to be bound by the Original Contract until December 18, 2009, and will search for other joint venture partner. If a partner is found or other arrangement is agreed between Soltera and Giulianotti, TNR will, at its sole choice:

a.
be entitled to return the Mining Property to Giulianotti and terminate the First Contract and the Second Contract without any further expenses payment (including payments set forth in Clause SECOND and THIRD not yet due), or any other obligation, and will automatically be released from any payments, expenses, or obligations that may have accrued under the First Contract and the Second Contract before or after the acceptance of this Irrevocable Offer by TNR; or

b.	renegotiate the First Contract and Second Contract and restart the investment in the Mining Property.

SIXTH: After completing the payment of USD 60,000 set forth in Clause SECOND, paying the Expenses set forth in clause THIRD and TNR’s compliance with Clause FOURTH:

a.	the First Contract and the Second Contract will be automatically terminated and TNR will not be liable to make any further payment, expenses or any other obligation;

b.
TNR will automatically be released from any payments, expenses or obligations that may have accrued under the First Contract and the Second Contract before or after the acceptance of this Irrevocable Offer by TNR; and

c.
On or before November 19, 2009, TNR must notify Soltera and Giulianotti, through written notices sent to the addresses set forth in the heading of this Irrevocable Offer, whether TNR, at its sole choice, opts to:

(i)	return the Mining Property, in which case TNR must return the possession of the Mining Property to [Giulianotti] within the next calendar month; or

(ii)
renegotiate the First Contract and Second Contract and restart the investment in the Mining Property, in which case all parties will renegotiate in good faith the terms of the First Contract and Second Contract within the following calendar month. If no agreement is reached, TNR must return the possession of the Mining Property to Giulianotti within the following calendar month.

d.
If TNR does not send to Soltera and Giulianotti the notice set forth under caption (c) above on or before November 19, 2009, it will be deemed that TNR opted to return the Mining Property as set forth under caption (c)(i).

SEVENTH: TNR’s failure to comply with the payments set forth in Clause SECOND and THIRD will entitle Giulianotti and Soltera to terminate the Agreement and demand from TNR Gold Corp. and/or Compañía Minera Solitario the performance of all the payments and the obligations accrued under the Second Contract and the Third Contract as of the termination date.

EIGHTH: (1) TNR will retain the right of entry to the Mining Property, and Giulianotti and Soltera will not be entitled to perform activities in the Mining Property unless authorized in writing by TNR, which authorization shall not be unreasonably withheld.

(2) Giulianotti and/or Soltera will indemnify and hold TNR harmless for any claim or liability arising from the activities conducted by Giulianotti or Soltera in the Mining Property.

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NINTH: The Agreement will be governed and construed by Argentine law. Any dispute between the parties in connection with the Agreement, its existence, validity, qualification, interpretation, scope, performance, breach or termination shall be finally settled by the ordinary tribunals of the city of Buenos Aires.

This irrevocable offer shall be open for acceptance by TNR for 10 Argentine business days as from April 1, 2009. TNR must accept this offer by transferring the first USD 20,000 payment set forth in Clause SECOND to the bank account set forth in such Clause, of which USD 19,500 shall be transferred by TNR Gold Corp and USD 500 shall be transferred by Compañía Minera Solitario.

Signed, in the city of San Salvador de Jujuy, Argentina, on April 1, 2009, by

/s/ Antonio Agustin Giulianotti
______________________________________________________
Antonio Agustin Giulianotti

/s/ Authorized Signatory
______________________________________________________
SOLTERA MINING CORP

Name: ________________________________________________

Position: ______________________________________________

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Exhibit A

List of the technical information to be released from TNR as set forth in clause Fourth.

-	All technical reports and interpretations done from Peter Folk and Colin Chapman and other geologists also following the N.I. 43-101 Standards or the JORK Code.

-	Geochemical prospecting: raw data as coordinates, chemical analysis, technical reports if exists,

-	Geophysical prospecting with related maps, raw topographic and geophysical data, and technical reports and interpretations.

-	Sedimentological survey, with related maps reports and interpretations.

-	Topographic data.

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